Exhibit 99.1

Rigel Announces First Quarter 2013 Financial Results

South San Francisco, Calif. – May 7, 2013 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the first quarter ended March 31, 2013.

For the first quarter of 2013, Rigel reported a net loss of $25.6 million, or $0.29 per share, compared to a net loss of $23.2 million, or $0.32 per share, in the first quarter of 2012. Weighted average shares outstanding for the first quarters of 2013 and 2012 were 87.1 million and 71.4 million, respectively.

There was no contract revenue from collaboration in the first quarter of 2013.  Contract revenue from collaborations in the first quarter of 2012 was comprised of a $750,000 payment from Daiichi Sankyo related to an oncology compound in pre-clinical testing at Daiichi Sankyo.

Rigel reported total operating expenses of $25.7 million in the first quarter of 2013, compared to $24.1 million in the first quarter of 2012. The increase in operating expenses was primarily due to the research and development expense related to the ongoing studies of R348, Rigel’s topical ophthalmic JAK/SYK inhibitor program for chronic dry eye, and R343, Rigel’s inhaled SYK inhibitor program for asthma, partially offset by a decrease in stock-based compensation expense. Stock-based compensation expense decreased from approximately $3.1 million in the first quarter of 2012 to approximately $1.8 million in the first quarter of 2013 primarily because the majority of options granted in the first quarter of 2013 have a longer vesting period and a lower valuation as compared to options granted in the same period of 2012.

As of March 31, 2013, Rigel had cash, cash equivalents and available for sale securities of $272.5 million, compared to $298.2 million as of December 31, 2012.   Rigel expects to end 2013 with cash and investments in excess of $200.0 million, which is expected to be sufficient to fund operations into 2015.

“In the second quarter of 2013, we expect our partner AstraZeneca to report topline results from the two remaining Phase 3 studies of fostamatinib in rheumatoid arthritis, OSKIRA2 and OSKIRA3,” said James M. Gower, chairman and chief executive officer of Rigel Pharmaceuticals. “Results from two other Phase 2 studies with R343 in allergic asthma and R333 in discoid lupus will follow later this year.”

About Rigel (www.rigel.com)

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Current product development programs include fostamatinib, an oral SYK inhibitor that is in Phase 3 clinical trials for rheumatoid arthritis (RA) with its partner AstraZeneca; R343, an inhaled SYK inhibitor for asthma and R333, a topical JAK/SYK inhibitor for discoid lupus — both of which have commenced Phase 2 clinical trials; and, R348, a topical JAK/SYK inhibitor in a Phase 1 clinical trial for the treatment of chronic dry eye.

This press release contains “forward-looking” statements, including, without limitation, statements related to Rigel’s future product candidate pipeline and strategy, expected cash and investments and sufficiency of funds, the further development of, and the therapeutic and commercial potential of, fostamatinib, partnered with AstraZeneca, the potential uses and efficacy of Rigel’s product candidates, the progress of Rigel’s product development programs, including the timing of commencement and completion of ongoing clinical trials and results thereof, the timing and design of its future clinical trials and potential milestones and regulatory filings associated with Rigel’s product candidates, Rigel’s corporate collaborations, and revenues that may be received from collaborations and the timing of those potential payments. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “expect,” “will,” “may,” “aim,” “believe,” “plan,”  “potential,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, the uncertain timing and success of preclinical studies and clinical trials and the potential problems that may arise in the clinical development, the uncertain and time-consuming regulatory filing and approval process, the availability of resources to develop Rigel’s product candidates, the uncertain therapeutic and commercial value of fostamatinib, market competition, risks associated with Rigel’s dependence on corporate collaborations and partnerships, including risks that if conflicts arise between Rigel’s and its corporate partners or advisors, the clinical development or commercialization of the affected product candidates or research programs could be delayed or terminated, risks associated with Rigel’s need for additional capital, as well as other risks detailed from time to time in Rigel’s reports with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
	(unaudited)
Revenues:
Contract revenues	$—	$750

Operating expenses:
Research and development (see Note A)	20,315	17,904
General and administrative (see Note A)	5,395	6,156
Total operating expenses	25,710	24,060

Loss from operations	(25,710)	(23,310)
Interest income, net	136	136

Net loss	$(25,574)	$(23,174)

Net loss per share, basic and diluted	$(0.29)	$(0.32)

Weighted-average shares used in computing net loss per share, basic and diluted	87,141	71,422

Note A

Stock-based compensation expense included in:
Research and development	$1,023	$1,712
General and administrative	770	1,386
	$1,793	$3,098

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2013	2012 (1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$272,450	$298,241
Total assets	282,939	310,043
Stockholders’ equity	265,311	289,096

(1)         Derived from audited financial statements